CONSULTING AGREEMENT

THIS AGREEMENT dated for reference and effective the _____ day of _______________, 2009.

BETWEEN:

BAYSWATER URANIUM CORPORATION., a company duly incorporated under the laws of the Province of British Columbia having an office at Suite 510-510 Burrard Street, Vancouver, B.C. V6C 3A8 .

(the “Company”)

AND:

AMERICAN URANIUM CORPORATION, a company duly incorporated under the laws of Nevada having an office at 600 17th Street, Suite 2800 South, Denver, CO, 80202-5428 USA

(the “Consultant”)

WHEREAS:

A.	The Company is carrying on business as a mineral resource exploration and development company;

B.

The Company is in the process of acquiring the mineral property known as the Reno Creek Property (the “Property”) through the acquisition of AUC LLC, a private Delaware company, (the “Transaction” ) pursuant to a letter agreement between the Company, the Consultant and Strathmore Resources (U.S.) Ltd. (the “Purchase Agreement” );

C.

Part and parcel to the Transaction, the Company and the Consultant have entered into a letter agreement whereby the Consultant has agreed to sell and the Company has agreed to purchase certain assets and terminate certain interests in the Property held by the Consultant (the “Letter Agreement”), and pursuant to the terms of the Letter Agreement, the Company and the Consultant have agreed to enter into this Agreement;

D.

The Company wishes to retain the services of the Consultant to assist the Company with the Transaction and in the evaluation, exploration, development of the Property, as further detailed in Schedule “A” and such related services as the Company may request from time to time; and

E.

The Consultant’s representatives, Robert Richard and Raymond Foucault (collectively the “Consultant’s Designated Representatives”), are directors or employees of the Consultant and are qualified to provide the services on behalf of the Consultant.

NOW THEREFORE in consideration of the premises and the covenants and agreements of the parties hereto as hereinafter set forth, the parties hereto covenant and agree as follows:

1.	ENGAGEMENT OF CONSULTANT

1.1

The Consultant hereby agrees, commencing on the date of the Letter Agreement to provide consulting services with respect to those matters described in Schedule “A” (the “Services”) when requested by the Company. The Consultant will also perform additional services that are requested by the Company and accepted by the Consultant. The Consultant will report to the board of directors of the Company.

1.2

The Consultant will perform the Services in an efficient, competent, timely and professional manner and provide the standard of care, skill, and diligence normally provided by competent professionals in the performance of services similar to that contemplated by this Agreement.

	1.3	During the term of this Agreement, the Consultant will devote so much time and attention as is required to complete, or cause the completion of, the services on a timely basis.

2.	COMPENSATION AND EXPENSES

2.1

As consideration for providing the Services in accordance with the terms of Schedule “A”, the Company, beginning July 15, 2009, will pay the Consultant US$30,000 per month payable in advance. Such compensation, together with any additional compensation that may be paid in accordance with section 2.2 below will be the sole compensation for the Consultant.

2.2

The Company will reimburse the Consultant for all pre-authorized expenses actually and properly incurred by the Consultant in connection with the provision of Services provided that the Company, in its sole discretion, agrees that such expenses were actually and properly incurred and further provided that the Consultant furnishes receipts to the Company in respect of such expenses.

2.3

Except as otherwise provided herein, the Consultant will prepare and submit monthly to the Company a detailed statement of expenses. The statement will set forth the number of days the Consultant performed Services and will be accompanied by evidence substantiating expenses incurred. Subject to verification by the Company, payment of expense amounts due will be made by the Company within thirty (30) days after receipt of such statements. Payment of fees for services shall be made on a monthly basis.

3.	TERM

3.1

This Agreement shall commence on the date of the Letter Agreement (the “Effective Date ”) and shall terminate on the earlier of the termination of the Transaction or the completion of the Transaction, unless earlier terminated upon the mutual written agreement of the parties. This Agreement may be renewed at the option of the parties on terms to be mutually negotiated and agreed by the parties.

4.	NATURE OF THE RELATIONSHIP

4.1

The Consultant shall at all times be an independent contractor and not the servant or agent of the Company. No partnerships, joint venture or agency will be created or will be deemed to be created by this Agreement or by any action of the parties under this Agreement.

4.2

The Consultant shall not be an agent, servant or employee of the Company or represent itself to be with the Company. The Consultant shall be an independent contractor with control over the manner and means of its performance. Neither the Consultant nor its employees or agents shall be entitled, as a result of or pursuant to this Agreement, to rights or privileges applicable to employees of the Company including, but not limited to, liability insurance, group insurance, pension plans, holiday paid vacation and other benefit plans which may be available from time to time between the Company and its employees.

4.3

The Consultant shall be responsible for the management of its employees, if any, and without limiting the generality of the foregoing, shall be responsible for payment to the proper authorities of all employment insurance premiums, Canada Pension Plan contributions, Worker’s Compensation premiums and all other employment expenses for all of the Consultant’s employees, as applicable.

4.4

The Consultant acknowledges that as an independent contractor, the Consultant will not qualify for any assistance under the Employment Insurance Act (Canada) or any similar legislation in the United States.

5.	NON-DISCLOSURE AND AREA OF INTEREST

5.1

Except pursuant to Section 5.2 below, all information made available to the Consultant by the Company, to the Company by the Consultant and all information created by the Consultant for the Company (collectively the “Information”) will be for the exclusive benefit of the Company and remain the proprietary asset of the Company. The Consultant and its directors, officers and employees will keep and ensure that all Information will remain confidential and will not disclose the same to any third party. Notwithstanding the expiry or termination of this Agreement, this provision will continue in full force and effect until the earlier of the date on which the Information becomes in the public domain (other than by breach of this Agreement) or for a period of two (2) years.

5.2

In the event the Company does not complete the Transaction, all information created by the Consultant for the Company or made available to the Company by the Consultant (the “Consultant Information”), will remain the proprietary asset of the Consultant and be returned to the Consultant within seven days of the termination of the Transaction and the Company and its directors, officers and employees will keep and ensure that all Consultant Information will remain confidential and will not disclose the same to any third party. This provision will continue in full force and effect until the earlier of the date on which the Consultant Information becomes in the public domain (other than by breach of this Agreement) or for a period of two (2) years.

5.3

Except pursuant to Section 5.4 below, the Consultant and the Consultant’s Designated Representatives will not, directly or indirectly , during the term of this Agreement and for a period of two (2) years thereafter, acquire any interest, direct or indirect, through associates or affiliates, in any exploration concessions, mining claims, leases, mining rights, interests in land, fee lands, surface rights or water rights within five (5) kilometers of any property in which the Company or any of its subsidiaries, affiliates or associates (as those terms are defined pursuant to the Business Corporations Act (British Columbia) has an interest in at the time of execution of, or acquires during the terms of, this Agreement without the Company’s prior written consent.

5.4

In respect of the Property, Section 5.3 of this Agreement shall not apply. ,In the event that the Transaction does complete, in relation to the Property, the Consultant and the Consultant’s Designated Representatives shall be bound to the terms and conditions of Article 13 of the Purchase Agreement as though such provisions were expressly stated herein with the Consultant’s Designated Representatives included in references to the Consultant in Article 13 to the Purchase Agreement.

6.	INDEMNITIES

6.1

The Company shall not, during the term of this Agreement or thereafter, be liable for any negligence or willful misconduct on the part of the Consultant, the Consultant’s Designated Representative or any employee or agent of the Consultant for the consequences thereof howsoever or wheresoever occurring.

6.2

The Consultant shall indemnify, during the term of this Agreement and thereafter, the Company, against any and all claims, demands, actions brought or instituted by any third party if such claims, demands or actions are caused by the negligence or any willful misconduct by the Consultant during the term of this Agreement.

6.3

The Consultant shall indemnify, during the term of this Agreement and thereafter, the Company against loss or damage to any of the Company’s property or the property of the Company’s personnel and against any liability for sickness, injury or death of the Company’s personnel, and against all costs, claims and demands incurred or made in connection with such loss, damage, sickness, injury or if such loss, damage or liabilities are caused by the negligence or willful misconduct of the Consultant or the Consultant’s Designated Representatives.

6.4

The Consultant shall indemnify the Company against loss or damage to the Company as a result of the failure of the Consultant’s Designated Representatives to comply with the provisions of Article 5 of this Agreement.

6.5

The Consultant’s aggregate liability to the Company pursuant to Sections 6.1, 6.2 and 6.3, is limited to the total amount of the fees received by the Consultant pursuant to Section 2.1 of this Agreement.

7.	COMPLIANCE WITH PROVINCIAL AND FEDERAL LAWS

7.1

The Consultant will comply with all requirements of any applicable federal, provincial, or local law, rule or regulation. The Consultant covenants that it has all licenses, work permits or other authorizations required to enable the Consultant to perform Services under this Agreement in the jurisdiction where the Services are to be performed.

8.	TERMINATION

	8.1	This Agreement shall terminate on the earlier of:

		(a)	The termination or completion of the Transaction;

		(b)	Upon the mutual written agreement of the parties; or

(c)

At the option of the Company, in the event that the Consultant violates any of the material provisions of this Agreement or fails in a material way to properly perform the Services or for Cause (as hereinafter defined).

	8.2	In this Agreement, “Cause ” shall include, but not be limited to, the following:

(a)

the commission of theft, embezzlement, fraud, obtaining funds or property under false pretences or similar acts of misconduct with respect to the property of the Company or its employees or the Company’s customers or suppliers;

(b)

either of the Consultant’s Designated Representatives entering of a guilty plea or conviction for any crime involving fraud, misrepresentation or breach of trust, or for any serious criminal offence that impacts adversely on the Company; or

		(c)	any other matter constituting just cause at common law.

9.	CONFLICTS OF INTEREST

	9.1	During its retainer with the Company, the Consultant and the Consultant’s Designated Representatives will promptly, fully and frankly disclose to the Company in writing:

(a)

the nature and extent of any interest the Consultant, the Consultant’s Designated Representatives or their Associates (as hereinafter defined) have or may have, directly or indirectly, in any contract or transaction or proposed contract or transaction of or with the Company or any subsidiary or affiliate of the Company;

(b)

every office the Consultant’s Designated Representatives may hold or acquire, and every property the Consultant or its Associates may possess or acquire, whereby directly or indirectly a duty or interest might be created in conflict with the interests of the Company or the Consultant’s duties and obligations under this Agreement; and

		(c)	the nature and extent of any conflict referred to in clause (b) above.

In this Agreement the expression “Associate ” shall include all those persons and entities that are included within the definition or meaning of “associate” as set forth in Section 1(1) of the Business Corporations Act (British Columbia), as amended, or any successor legislation of similar force and effect, and shall also include the Consultant’s Designated Representatives’ spouse, children, parents, brothers and sisters.

	9.2	The Consultant acknowledges that it is the policy of the Company that all interests and conflicts of the sort described in Section 8.1 be avoided, and the Consultant agrees to comply with all policies and directives of the board of directors of the Company from time to time regulating, restricting or prohibiting circumstances giving rise to interests or conflicts of the sort described in Section 8.1. During the term of this Agreement with the Company, without prior approval, in the Company’s sole discretion, the Consultant shall not enter into any agreement, arrangement or understanding with any other person or entity that would in any way conflict or interfere with this Agreement or the Consultant’s duties or obligations under this Agreement or that would otherwise prevent the Consultant from performing its obligations hereunder, and the Consultant represents and warrants that the Consultant or its Associates have not entered into any such agreement, arrangement or understanding.

10.	ASSIGNMENT AND SUBCONTRACTING

	10.1	Neither party may assign this Agreement in whole or in part.

10.2

The Consultant may subcontract the provision of the Services or any obligation of the Consultant under this Agreement, subject to the prior written approval of the Company, which approval may be withheld for any reason. Subcontracting shall not derogate from the liability of the Consultant to perform the Services or its obligations hereunder.

11.	NOTICES

11.1

Any notic e required or permitted to be given under this Agreement will be in writing and may be delivered personally or by telex or facsimile or by pre-paid registered post addressed to the parties at the above mentioned addresses or at such address of which notice may be given by either of such parties. Any notice will be deemed to have been received if personally delivered or by telex or facsimile, on the date of delivery and if mailed as aforesaid, then on the fourth business day after the day of mailing.

12.	AMENDMENTS AND WAIVER

12.1

This Agreement may only be amended by further written agreement executed and delivered by all of the parties or their agents. Except as otherwise provided, no waiver or consent by a party to any breach or default by any other party will be effective unless evidenced in writing, executed and delivered by the party so waiving or consenting and no waiver or consent effectively given as aforesaid will operate as a waiver of or consent to any further or other breach or default in relatio n to the same or any other provision of this Agreement.

13.	INTERPRETATION

13.1

This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia. Notwithstanding the foregoing, it is agreed that either party may commence an action in respect of the enforcement of rights hereunder in any jurisdiction in which the other party resides, has assets, carries on business or has an office.

	13.2	All headings used in this Agreement are for convenience of reference only and are not to be used in the aid of interpretation of this Agreement.

13.3 If any term, covenant or condition of this Agreement or the application thereof to any party or circumstances is deemed to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such term, covenant or condition to a party or circumstances other than those to which it is held invalid or unenforceable will not be affected thereby and each remaining term, covenant or condition of this Agreement will be enforceable to the fullest extent permitted by law.

13.4 This Agreement shall be binding upon and enure to the benefit of the Company and its successors and assigns.

13.5 Time shall be of the essence.

13.6 This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

BAYSWATER URANIUM CORPORATION

By: ______________________
Authorized Signatory

AMERICAN URANIUM CORPORATION

By: ______________________
Authorized Signatory

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13.3 If any term, covenant or condition of this Agreement or the application thereof to any party or circumstances is deemed to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such term, covenant or condition to a party or circumstances other than those to which it is held invalid or unenforceable will not be affected thereby and each remaining term, covenant or condition of this Agreement will be enforceable to the fullest extent permitted by law.

13.4 This Agreement shall be binding upon and enure to the benefit of the Company and its successors and assigns.

13.5 Time shall be of the essence.

13.6 This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

BAYSWATER URANIUM CORPORATION

By:____________________
Authorized Signatory

AMERICAN URANIUM CORPORATION

By: Robert A. Rich
Authorized Signatory

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SCHEDULE “A”

Services to be provided, when requested by the Company are as follows:

1.	To assist the Company in data collection in order to allow the Company to complete due diligence regarding the Transaction.

2.	To recommend services providers to the Company for the development of the Property

3.	To assist the Company, as requested, in dealings with Uranerz Energy Corporation regarding, among other things, the possibility of joint permitting.

4.	Such services as the Company may reasonably require in furtherance of the closing of the Transaction.